Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Maryland Premium Income Municipal Fund

811-7486

A special meeting of shareholders was held in the offices of Nuveen Investments on April 5, 2012; at this meeting the shareholders were asked to vote on the approval of the issuance of additional common shares and the approval of an Agreement and Plan of Reorganization. The special meeting was subsequently adjourned to May 17, 2012 and additionally adjourned to June 22, July 17 and July 18, 2012.

Voting results for the special meeting are as follows:

<c> Common and Preferred Shares voting
together as a class
<c>  Preferred Shares
To approve the Agreement and Plan of
Reorganization.


   For
               9,642,960
             3,749,058
   Against
                  652,628
                266,777
   Abstain
                  294,471
                  72,586
      Total
             10,590,059
             4,088,421



To approve the issuance of additional
common shares.


   For
               9,587,683
                          -
   Against
                  682,349
                          -
   Abstain
                  320,027
                          -
      Total
             10,590,059
                          -




Proxy materials for the special meeting are herein incorporated by reference to the SEC filing on January 24, 2012, under Conformed Submission Type N 14 8C/A, accession number 0001193125-12-021940.